UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 30, 2012

APPLE REIT SEVEN, INC.

(Exact name of registrant as specified in its charter)

Virginia	000-52585	20-2879175
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

814 East Main Street, Richmond, Virginia	23219
(Address of principal executive offices)	(Zip Code)

(804) 344-8121

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Apple REIT Seven, Inc. (which is referred to below as the “Company”) is filing this report in accordance with Item 8.01 of Form 8-K.

Item 8.01. Other Events.

On August 30, 2012, the Company extinguished its existing $85.0 million unsecured line of credit facility and, through three of its wholly owned subsidiaries, entered into a $29.1 million secured loan agreement (the “Loan Agreement”) and a new $40.0 million unsecured revolving credit facility (the “Credit Facility) with Keybank National Association. The Loan Agreement is secured by one of the Company’s hotels, the Residence Inn® by Marriott® hotel in Seattle, Washington, requires interest to be paid monthly on the outstanding balance of the loan at an annual rate of 4.96%, matures in September 2022 and will amortize based on a 25 year term with a balloon payment due at maturity. The Credit Facility matures in August 2014, requires monthly interest payments on the outstanding balance based on an annual rate of either one-month LIBOR plus 3.25% or the Prime Rate plus 2.25%, at the Company’s option and requires a quarterly fee payment at an annual rate of 0.35% on the average unused balance of the credit facility. Under the terms and conditions of the Credit Facility, the Company may make voluntary prepayments in whole or in part, at any time.

At closing the Company used the total proceeds of the Loan Agreement and a $24.5 million borrowing under the Credit Facility to repay the outstanding balance on its $85.0 million unsecured line of credit facility and to pay transaction costs. The remaining balance available under the Credit Facility will be used for general corporate purposes, including capital expenditures, redemptions and distributions.

The Loan Agreement and Credit Facility contain representations, financial and other affirmative and negative covenants, events of default and remedies typical for these types of loans.

The foregoing summary does not purport to be a complete statement of the terms and conditions under the Loan Agreement and Credit Facility.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Apple REIT Seven, Inc.

By:	/s/ Glade M. Knight
Glade M. Knight, Chief Executive Officer

September 5, 2012